Exhibit 99.1

Fred's Reports Higher Third Quarter Earnings

MEMPHIS, Tenn.--(BUSINESS WIRE)--November 26, 2013--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the third quarter and nine months ended November 2, 2013.

For the third quarter ended November 2, 2013, Fred's net income totaled $7.3 million or $0.20 per diluted share, up 11% from net income of $6.6 million or $0.18 per diluted share in the year-earlier period. Fred's net income for the first nine months of 2013 totaled $22.0 million or $0.60 per diluted share compared with $23.1 million or $0.63 per diluted share in the prior year, which included a benefit of approximately $4.2 million or $0.12 per diluted share for favorable tax credits related to a state income tax settlement as well as adjustments for other tax related assumptions and estimates. Excluding the favorable tax credits, Fred's net income and earnings per diluted share for the first nine months of 2013 increased 18% from the comparable period last year.

Fred's total sales for the third quarter of fiscal 2013 increased 2% to $460.5 million from $450.6 million for the same period last year. Comparable store sales for the quarter increased 1.4% compared with a decline of 2.5% in the third quarter last year. Fred's total sales for the first nine months of fiscal 2013 increased 2% to $1.444 billion from $1.422 billion for the same period last year. Comparable store sales for the first nine months of 2013 increased 1.1% compared with a decrease of 0.8% in the same period last year.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "We are pleased to report an 11% increase in earnings for the third quarter, which reflected the ongoing progress we have seen with our key initiatives for the year. Our Hometown Auto & Hardware department continues to produce strong comparable store sales and the investments in pharmacy growth have been validated by the 8% increase in its total department sales. Notably, our pharmacy department accounted for more than 40% of total company sales during the quarter. To help build on this momentum, we opened our new specialty pharmacy division, EIRIS Health Services, during the third quarter, which accelerates our entry into the fastest growing area of the pharmacy industry. On the expense side of the ledger, the team successfully attained 30 basis points of leverage.

"With the progress we achieved in the third quarter, we remain confident that the programs we have put in place during the year will drive continued earnings growth," Efird continued. "For the full year, we project earnings to increase from 13% to 20% over 2012, excluding the one-time tax benefit recorded last year."

Fred's gross profit for the third quarter of 2013 increased 2% to $140.2 million from $138.1 million in the prior-year period. Gross margin for the quarter decreased 20 basis points to 30.5% compared with 30.7% in the same quarter last year. The deleveraging for the quarter was driven by higher general merchandise markdowns combined with an increase in general merchandise shrinkage. Gross profit for the first nine months of 2013 increased 2% to $427.2 million from $417.7 million in the prior-year period. Gross margin for the nine-month period improved 20 basis points to 29.6% compared with 29.4% in the prior-year period. The increase for the year-to-date period resulted from higher pharmacy department rebates.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, leveraged 30 basis points to 28.2% of sales from 28.5% of sales in the prior-year quarter. The leveraging of expenses in the third quarter was driven by favorable store labor and insurance expense reductions. These improvements were partially offset by higher occupancy costs and depreciation and amortization associated with new store and pharmacy growth. In the first nine months of 2013, selling, general and administrative expenses deleveraged 10 basis points to 27.3% from 27.2% of sales in the same nine months of 2012. The deleveraging in the year-to-date period was primarily attributable to higher occupancy costs and investments in new store and pharmacy growth, which was partially offset by insurance expense reductions.

For the third quarter of 2013, operating income, which is equivalent to earnings before interest and taxes, or EBIT, a non-GAAP measure, improved 5% to $10.6 million or 2.3% of sales compared with $10.1 million or 2.2% of sales in the prior-year period. For the first nine months of 2013, operating income increased 10% to $33.6 million or 2.3% of sales from $30.6 million or 2.2% of sales in the first nine months of 2012.

For the third quarter of 2013, earnings before interest, taxes, depreciation and amortization, or EBITDA, also a non-GAAP measure that further excludes depreciation and amortization from EBIT, improved 6% to $21.3 million or 4.6% of sales compared with $20.0 million or 4.4% of sales in the year-earlier quarter. For the first nine months of 2013, EBITDA increased 10% to $65.1 million or 4.5% of sales, up from $59.3 million or 4.2% of sales in the first nine months of 2012.

During the third quarter, Fred's opened eight new locations and closed four locations. During the first nine months of the year, Fred's opened 17 new locations, comprising seven new stores and 10 new Xpress pharmacies. Fred's also closed 21 stores and seven Xpress locations.

In the fourth quarter of 2013, the Company expects total sales to increase in the range of 1% to 3%. Comparable store sales are expected to be in the range of flat to up 2% versus a decrease of 2.8% in the comparable 13-week fourth quarter last year. Fourth quarter 2013 earnings per diluted share are forecasted to be in the range of $0.18 to $0.23 compared with earnings per diluted share of $0.18 in the 14-week quarter last year or $0.15 in the comparable 13-week quarter last year. Based on results for the first nine months of 2013 and this outlook, the Company now expects total earnings per diluted share for 2013 to be in the range of $0.78 to $0.83.

Currently, Fred's, Inc. operates 701 discount general merchandise stores, including 21 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's third quarter 2013 conference call may be accessed at the Company's web site. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until December 26, 2013.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC.
Unaudited Financial Highlights
(In thousands, except per share amounts)

	13 Weeks Ended November 2, 2013	13 Weeks Ended October 27, 2012	Percent Change

Net sales	$460,542	$450,574	2.2%
Operating income	$10,636	$10,120	5.1%
Net income	$7,308	$6,561	11.4%
Net income per share:
Basic	$0.20	$0.18	11.1%
Diluted	$0.20	$0.18	11.1%
Average shares outstanding:
Basic	36,558	36,443
Diluted	36,723	36,583

	39 Weeks Ended November 2, 2013	39 Weeks Ended October 27, 2012	Percent Change

Net sales	$1,444,213	$1,421,895	1.6%
Operating income	$33,633	$30,587	10.0%
Net income	$22,049	$23,073	(4.4)%
Net income per share:
Basic	$0.60	$0.63	(4.8)%
Diluted	$0.60	$0.63	(4.8)%
Average shares outstanding:
Basic	36,532	36,626
Diluted	36,679	36,761

FRED'S, INC.
Unaudited Fiscal 2013 Third Quarter Results
(in thousands, except per share amounts)

	13 Weeks Ended November 2, 2013	% of Total	13 Weeks Ended October 27, 2012	% of Total
Net sales	$460,542	100.0%	$450,574	100.0%
Cost of goods sold	320,305	69.5%	312,441	69.3%
Gross profit	140,237	30.5%	138,133	30.7%
Depreciation & amortization	10,631	2.3%	9,880	2.2%
Selling, general and administrative expenses	118,970	25.9%	118,133	26.3%
Operating income	10,636	2.3%	10,120	2.2%
Interest expense, net	113	0.0%	129	0.0%
Income before income taxes	10,523	2.3%	9,991	2.2%
Provision for income taxes	3,215	0.7%	3,430	0.7%
Net income	$7,308	1.6%	$6,561	1.5%
Net income per share:
Basic	$0.20		$0.18
Diluted	$0.20		$0.18
Weighted average shares outstanding:
Basic	36,558		36,443
Diluted	36,723		36,583

Unaudited Fiscal 2013 Nine-month Results
(in thousands, except per share amounts)

	39 Weeks Ended November 2, 2013	% of Total	39 Weeks Ended October 27, 2012	% of Total
Net sales	$1,444,213	100.0%	$1,421,895	100.0%
Cost of goods sold	1,016,972	70.4%	1,004,162	70.6%
Gross profit	427,241	29.6%	417,733	29.4%
Depreciation & amortization	31,459	2.2%	28,718	2.0%
Selling, general and administrative expenses	362,149	25.1%	358,428	25.2%
Operating income	33,633	2.3%	30,587	2.2%
Interest expense, net	377	0.0%	402	0.1%
Income before income taxes	33,256	2.3%	30,185	2.1%
Provision for income taxes	11,207	0.8%	7,112	0.5%
Net income	$22,049	1.5%	$23,073	1.6%
Net income per share:
Basic	$0.60		$0.63
Diluted	$0.60		$0.63
Weighted average shares outstanding:
Basic	36,532		36,626
Diluted	36,679		36,761

FRED'S, INC.
Unaudited Balance Sheet
(in thousands)

	November 2, 2013	October 27, 2012

ASSETS:
Cash and cash equivalents	$21,585	$16,119
Inventories	385,552	392,523
Receivables	36,772	30,584
Other non-trade receivables	33,531	36,252
Prepaid expenses and other current assets	15,442	11,515
Total current assets	492,882	486,993
Property and equipment, net	155,893	158,143
Intangibles	44,801	37,601
Other non-current assets	3,258	3,386
Total assets	$696,834	$686,123

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$145,278	$153,526
Current portion of indebtedness	1,130	1,281
Accrued expenses and other	52,740	43,220
Deferred income taxes	24,980	24,870
Total current liabilities	224,128	222,897

Long-term portion of indebtedness	4,158	5,438
Deferred income taxes	1,454	6,541
Other non-current liabilities	17,466	18,074
Total liabilities	247,206	252,950
Shareholders' equity	449,628	433,173
Total liabilities and shareholders' equity	$696,834	$686,123

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer